Exhibit 99.1

461 SO. MILPITAS BLVD.
MILPITAS CA
95035 USA

NEWS
For Immediate Release

GLOBALSTAR ANNOUNCES MEGAN FITZGERALD TO RESIGN

Ms. Fitzgerald to remain with the company through the second launch of additional satellites later this summer

MILPITAS, CA. —  (June 13, 2007) — Globalstar, Inc. (NASDAQ:GSAT), a leading provider of mobile satellite voice and data services to businesses, government, and individuals, today announced the resignation of Megan Fitzgerald, effective August 17, 2007.  Globalstar expects to complete the launch of four additional Globalstar satellites prior to her departure.  Globalstar also announced that, upon Ms. Fitzgerald’s departure, Tony Navarra, President of Global Operations, will assume Megan’s responsibilities on an interim basis.  Mr. Navarra has been with Globalstar and its predecessor since 1991 and served as Executive Vice President of Business Development until 1999 when he was appointed President.  Mr. Navarra has approximately 30 years of engineering, satellite development and program management experience.

“I would like to thank Megan for her outstanding contribution and service to Globalstar,” said Jay Monroe, Chairman and CEO of Globalstar, Inc.  “Megan has been an integral part of Globalstar’s operations and she will be missed.  We also thank her for participating in an orderly transition of her responsibilities during the next two months. Over the past year she has dealt with an arduous travel schedule, having just returned from three weeks in Kazakhstan overseeing last month’s successful launch of four satellites. We are grateful that she will remain with Globalstar to oversee and manage the final launch of our spare satellites.  The spare satellites will be used to augment our current constellation and will provide two-way voice and data service through the launch of the second-generation satellite constellation.”

Mr. Monroe added, “Megan has made a considerable contribution to our second-generation space segment by playing a prominent role in defining and contracting for this critical aspect of Globalstar’s future.  Megan will also remain responsible for securing a second-generation satellite launch contract.  In many ways, the manufacture and launch of the second-generation constellation represent achievements that Megan has already accomplished, and so we respect her desire to pursue other challenges.  I am confident her experiences at Globalstar will enable her to take new and exciting steps in her career.  On behalf of Globalstar, I wish Megan continued success in all of her future endeavors.”

About Globalstar, Inc.
With over 250,000 activated satellite voice and data units, Globalstar offers satellite services to commercial and recreational users in more than 120 countries around the world. The Company’s voice and data products include mobile and fixed satellite telephones, simplex and duplex satellite data modems and flexible service packages. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational users. Globalstar data solutions are ideal for various asset tracking, data monitoring and SCADA applications.

For more information regarding Globalstar, please visit Globalstar’s web site at www.globalstar.com

###

For further media information:
Globalstar, Inc.
Dean Hirasawa
(408) 933-4006
Dean.hirasawa@globalstar.com

Safe Harbor Language for Globalstar Releases
This press release contains certain statements such as “Globalstar expects to complete the launch of four additional Globalstar satellites prior to her departure,” that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Globalstar’s control, including demand for the Company’s products and services; problems relating to the construction, launch or in-orbit performance of its existing and future satellites, problems relating to the ground-based facilities operated by it or by independent gateway operators; its ability to attract sufficient additional funding if needed to meet its future capital requirements; competition and its competitiveness vis-a-vis other providers of satellite and ground-based communications products and services; the pace and effects of industry consolidation; the continued availability of launch insurance on commercially reasonable terms, and the effects of any insurance exclusions; changes in technology; its ability to continue to attract and retain qualified personnel; worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis; and legal, regulatory, and tax developments, including changes in domestic and international government regulation.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the Company undertakes no obligation to update any such statements. Additional information on factors that could influence Globalstar’s financial results is included in its filings with the Securities and Exchange Commission, including its report on Form 10-Q for the quarter ended March 31, 2007.